UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-A

              FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                        PURSUANT TO SECTION 12(b) OF THE
                       SECURITIES AND EXCHANGE ACT OF 1934

                                       AND

                        LISTING OF SUCH SECURITIES ON THE
                          NEW YORK STOCK EXCHANGE, INC.


                    Federal Agricultural Mortgage Corporation
                -------------------------------------------------
             (Exact name of registrant as specified in its charter)


           Federally chartered
            instrumentality of
            the United States                        52-1578738
          --------------------                    ---------------
     (State or other jurisdiction of             (I.R.S. Employer
      incorporation or organization)            Identification No.)

 1133 Twenty-First Street, N.W., Suite 600, Washington, D.C.        20036
------------------------------------------------------------       -------
         (Address of principal executive offices)                 (Zip Code)


Securities to be registered pursuant to Section 12(b) of the Exchange Act:

Title of each class                             Name of exchange on which
to be so registered                             each class is to be registered

$500 million of Farmer Mac 4.25% Fixed          New York Stock Exchange, Inc.
Rate Global Notes Due July 29, 2008            ------------------------------
--------------------------------------

This Form 8-A relates to the registration of a class of "debt securities," as defined in Rule 3a12-11(c) under the Exchange Act, pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c). The issuer of these securities is subject to and in compliance with the reporting requirements under Section 12 or Section 15(d) of the Act.

Item 1.  Description of Registrant's Securities to be Registered.

     The $500,000,000 Farmer Mac 4.25% Fixed Rate Global Notes Due July 29, 2008 being registered under this Form 8-A (the "Notes") are unsecured unsubordinated general obligations of the Federal Agricultural Mortgage Corporation ("Farmer Mac") and have the terms and conditions set forth in the Master Terms Agreement and Supplemental Agreement attached hereto as Exhibits 4.3 and 4.4, respectively. Payments of interest on the Notes at a per annum rate of 4.25% will be made semi-annually on each January 29 and July 29, beginning January 29, 2006 until maturity on July 29, 2008. Payment of the full principal amount of the Notes will be paid at maturity on July 29, 2008. The Notes will be issued in minimum original principal amounts of $5,000 and additional increments of $1,000. The Notes are not redeemable or callable before maturity on July 29, 2008 and are not convertible to another Farmer Mac security.

     All requisite approvals and authorizations have been received, and required supporting documents relating to this transaction have been filed with the New York Stock Exchange. Pursuant to the requirements of Section 12 of the Act, the registrant has duly caused the registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

     In connection with the issuance of the Notes, the issuer has received an opinion of counsel covering: (1) the valid existence of the issuer; (2) the due authorization of the Notes; (3) the validity of the Notes; (4) the issuance and sale of the Notes do not require compliance with any provisions of the Trust Indenture Act of 1939, as amended, by reason of Section 304 thereof; and (5) the issuance and sale of the Notes do not require registration of the Notes under the Securities Act of 1933, as amended, by reason of Section 3(a)(2) thereof.


Item 2.  Exhibits.

*     4.1   -     Specimen  Certificate  for  Farmer Mac  Class A Voting  Common
                  Stock (Form 10-Q filed May 15, 2003).

*     4.2   -     Specimen  Certificate   for  Farmer   Mac  Class C  Non-Voting
                  Common Stock (previously filed as Exhibit 4.3 to Form 10-Q filed May 15, 2003).

**    4.3   -     Master Terms Agreement dated as of July 28, 2005.

**    4.4   -     Supplemental Agreement dated as of July 28, 2005.

____________________
*     Incorporated by reference to the indicated prior filing.
**    Filed herewith.

                                   SIGNATURES


     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    FEDERAL AGRICULTURAL MORTGAGE CORPORATION



                                    By:   /s/  Jerome G. Oslick
                                       ---------------------------------
                                        Name:   Jerome G. Oslick
                                        Title:  Vice President - General Counsel




Dated:      August 4, 2005